Exhibit 99.1

Press release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: February 20, 2004	Phone: 678-867-8000
Fax: 678-867-8100

Contact: Mary Waggoner
Certegy Inc.
VP—Investor Relations
678-867-8004

Contact: Angela Phoenix
Viad Corp
602-207-5608
aphoenix@viad.com

FOR IMMEDIATE RELEASE

Certegy to Acquire Game Financial Corporation

Broadens Cash Access Services in Fast-Growing Gaming Industry

Alpharetta, GA, February 20, 2004/PR Newswire –Certegy Inc. (NYSE:CEY), a leading global payment services provider, today announced that it has entered into an agreement to acquire Game Financial Corporation for approximately $43 million in cash. Founded in 1990, Game Financial provides debit and credit card cash advances, ATM access and check cashing services in approximately 60 gaming establishments nationwide. Game Financial is a subsidiary of Travelers Express Company, which is owned by Viad Corp (NYSE:VVI). The closing of this transaction, which is subject to customary closing conditions, is expected to occur in early March 2004.

“We are very pleased to announce this transaction, which positions Certegy as a leading provider of comprehensive cash access services to the gaming industry. The acquisition of Game Financial is consistent with our strategy to generate new growth opportunities through the development of new product offerings, entry into new vertical markets and through targeted acquisitions,” stated Lee Kennedy, chairman, president and chief executive officer of Certegy Inc.

Certegy currently provides payroll check cashing services in over 6,000 locations throughout the United States. “The acquisition of Game Financial will significantly broaden our cash access services beyond payroll check cashing, and will increase our presence in the rapidly growing gaming industry,” stated Jeff Carbiener, senior vice president and group executive for Certegy Check Services. “There is a high demand for single source cash access solutions. Providing these services is a natural extension of our check cashing product line,” he added.

“Game Financial has been a good investment for Travelers Express but no longer fits within our core business,” said Phil Milne, president and chief executive officer for

Travelers Express Company, Inc. “We are pleased with the sale to Certegy and confident that Game Financial will continue to be successful under this new management.”

Certegy expects this acquisition to add approximately $50 million in annualized revenue. The Company anticipates the transaction to be neutral to its diluted earnings per share in 2004, considering integration costs and lower share repurchases than previously assumed. In 2005, the acquisition is expected to add approximately $0.03 to diluted earnings per share.

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About Game Financial Corporation

Game Financial Corporation provides check cashing, debit and credit card cash advance and ATM services to gaming establishments. The Minnesota-based company is currently a subsidiary of Travelers Express Company, a world-wide provider of payment services. Travelers Express is owned by Viad Corp (NYSE:VVI).

About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia and New Zealand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2003. For more information on Certegy, please visit www.certegy.com.

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The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control, that may cause actual results to differ significantly from what is expressed in those statements. Among the factors that could, either individually or in the aggregate, affect our performance and cause actual results to differ materially from estimates provided include the following: satisfaction of conditions of closing; potential integration issues following the acquisition; the untimely loss of Game Financial Corporation’s customers or suppliers; the potential adverse effect of governmental actions; our ability to operate the business with the same success as the current owners; and other risk factors identified from time to time in our SEC reports, including, but not limited to, those described in the section entitled “Risk Factors” in our 2003 Annual Report on Form 10-K filed on February 17, 2004.